Exhibit 2

DUKE ENERGY CORPORATION

EXECUTIVE

SHORT-TERM INCENTIVE PLAN

(As Amended, Restated and Renamed February 25, 2003

and Effective January 1, 2003)

ARTICLE I

General

SECTION 1.1    Purpose.    The purpose of the Duke Energy Corporation Executive Short-Term Incentive Plan, (the “Plan”) is to benefit and advance the interests of Duke Energy Corporation, a North Carolina corporation (the “Corporation”), by rewarding selected senior executives of the Corporation and its subsidiaries for their contributions to the Corporation’s financial success and thereby motivate them to continue to make such contributions in the future by granting annual performance-based awards (individually, “Award”).

SECTION 1.2    Administration of the Plan.    The Plan shall be administered by a committee (“Committee”) which shall adopt such rules as it may deem appropriate in order to carry out the purpose of the Plan. The Committee shall be the Compensation Committee of the Corporation’s Board of Directors (“Board”) (or such subcommittee as may be appointed by the Board) except that (i) the number of directors on the Committee shall not be less than two (2) and (ii) each member of the Committee shall be an “outside director” within the meaning of Section 162(m)(4) of the Internal Revenue Code of 1986, as amended (the “Code”). All questions of interpretation, administration, and application of the Plan shall be determined by a majority of the members of the Committee then in office, except that the Committee may authorize any one or more of its members, or any officer of the Corporation, to execute and deliver documents on behalf of the Committee. The determination of such majority shall be final and binding in all matters relating to the Plan. The Committee shall have authority and discretion to determine the terms and conditions of the Awards granted to eligible persons specified in Section 1.3 below (“Participants”).

SECTION 1.3    Eligible Persons.    Awards may be granted only to employees of the Corporation or any of its subsidiaries who are designated “Executive Officers” of the Corporation by the Board. An individual shall not be deemed an employee for purposes of the Plan unless such individual receives compensation from either the Corporation or one of its subsidiaries for services performed as an employee of the Corporation or any of its subsidiaries.

ARTICLE II

Awards

SECTION 2.1    Awards.    The Committee may grant Awards to eligible employees with respect to each fiscal year of the Corporation, subject to the terms and conditions set forth in the Plan.

SECTION 2.2    Terms of Awards.    No later than 90 days after the commencement of each fiscal year of the Corporation, the Committee shall establish (i) performance targets (“Performance Targets”) for the Corporation for such fiscal year (“Performance Periods”) and (ii) target awards (“Target Awards”) that correspond to the Performance Targets, for each eligible employee to whom an Award for the Performance Period is granted (“Participant”). The Committee may establish Performance Targets for Awards that are intended to qualify as performance-based compensation under Section 162(m) of the Code in terms of specified levels of any of the following business measures, which may be applied with respect to the Corporation, or any of its subsidiaries or business units, and which may be measured on an absolute or relative to peer-group basis: (i)

total shareholder return; (ii) stock price increase; (iii) return on equity; (iv) return on capital; (v) earnings per share; (vi) EBIT (earnings before interest and taxes); (vii) cash flow (including operating cash flow, free cash flow, discounted cash flow return on investment, and cash flow in excess of costs of capital); (viii) EVA (economic value added); (ix) economic profit (net operating profit after tax, less a cost of capital charge); (x) SVA (shareholder value added); and (xi) revenues. Alternatively, the Committee may establish Performance Targets in terms of such strategic objectives as it may from time to time specify for Awards that are not intended to qualify as performance-based compensation under Section 162(m) of the Code.

SECTION 2.3    Limitation on Awards.    The aggregate amount of all Awards to any Participant for any Performance Period shall not exceed Four Million Dollars ($4,000,000.00).

SECTION 2.4    Determination of Award.    The Committee shall, promptly after the date on which the necessary financial or other information for a particular Performance Period becomes available, certify in writing whether any Performance Target has been achieved, and, if so, the highest Performance Target that has been achieved, all in the manner required by Section 162(m) of the Code. If any Performance Target has been achieved, the Awards, determined for each Participant with reference to the Target Award that corresponds to the highest Performance Target achieved, for such Performance Period shall have been earned except that the Committee may, in its sole discretion, reduce the amount of any Award to reflect the Committee’s assessment of the Participant’s individual performance, to reflect the failure of the Participant to remain in the continuous employ of the Corporation or its subsidiaries throughout the applicable Performance Period, or for any other reason. Such awards shall become payable in cash as promptly as practicable thereafter. Notwithstanding the foregoing, the Committee, in its sole discretion, may permit a Participant to elect to defer payment of all or any portion of the Award the Participant might earn for a Performance Period, by filing such written form as the Corporation may prescribe with the Corporation at least 15 days prior to the commencement of the Performance Period, all on such terms and conditions as the Committee may establish from time to time.

ARTICLE III

Miscellaneous

SECTION 3.1    No Rights to Awards or Continued Employment.    No employee shall have any claim or right to receive Awards under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving an employee any right to be retained by the Corporation or any of its subsidiaries.

SECTION 3.2    Restriction on Transfer, Beneficiary.    Awards (or interests therein) to a Participant or amounts payable with respect to a Participant under the Plan are not subject to assignment or alienation, whether voluntary or involuntary. Notwithstanding the foregoing, a Participant may designate a beneficiary or beneficiaries to receive, in the event of the Participant’s death, any amounts remaining to be paid with respect to the Participant under the Plan. The Participant shall have the right to revoke any such designation and to redesignate a beneficiary or beneficiaries. To be effective, any such designation, revocation, or redesignation must be in such written form as the Corporation may prescribe and must be received by the Corporation prior to the Participant’s death. If a Participant dies without effectively designating a beneficiary or if all designated beneficiaries predecease the Participant, any amounts remaining to be paid with respect to the Participant under the Plan, shall be paid to the Participant’s estate.

SECTION 3.3    Tax Withholding.    The Corporation or a subsidiary thereof, as appropriate, shall have the right to deduct from all payments made under the Plan to a Participant or to a Participant’s beneficiary or beneficiaries any federal, state, or local taxes required by law to be withheld with respect to such payments.

SECTION 3.4    No Restriction on Right of Corporation to Effect Changes.    The Plan shall not affect in any way the right or power of the Corporation or its shareholders to make or authorize any recapitalization, reorganization, merger, acquisition, divestiture, consolidation, spin off, combination, liquidation, dissolution, sale of assets, or other similar corporate transaction or event involving the Corporation or a subsidiary or division thereof or any other event or series of events, whether of a similar character or otherwise.

SECTION 3.5    Source of Payments.    The Corporation shall not have any obligation to establish any separate fund or trust or other segregation of assets to provide for payments under the Plan. To the extent any person acquires any rights to receive payments hereunder from the Corporation, such rights shall be no greater than those of an unsecured creditor.

SECTION 3.6    Termination and Amendment.    The Plan shall continue in effect until terminated by the Board. The Committee may at any time amend or otherwise modify the Plan in such respects as it deems advisable; provided, however, no such amendment or modification may be effective without Board approval or Corporation shareholder approval if such approval is necessary to comply with the requirements for qualified performance-based compensation under Section 162(m) of the Code.

SECTION 3.7    Governmental Regulations.    The Plan, and all Awards hereunder, shall be subject to all applicable rules and regulations of governmental or other authorities.

SECTION 3.8    Headings.    The headings of sections and subsections herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of the Plan.

SECTION 3.9    Governing Law.    The Plan and all rights and Awards hereunder shall be construed in accordance with and governed by the laws of the state of North Carolina.

SECTION 3.10    Effective Date.    Other than with respect to awards previously granted pursuant to the Duke Energy Corporation 2000 Policy Committee Short-Term Incentive Plan (the “2000 Plan”), the Plan is an amendment, restatement and renaming of the 2000 Plan by the Board that is effective as of January 1, 2003; provided, however, that no Award shall be payable under the Plan unless the shareholders of the Corporation approve the adoption of the Plan at the 2003 Annual Meeting of Shareholders. Such approval shall meet the requirements of Section 162(m) of the Code and the regulations thereunder. At the sole discretion of the Board, in order to comply with the requirements of Section 162(m) of the Code, the business measures set forth in Section 2.2 above that may be used for Performance Targets for Awards that are intended to qualify as performance-based compensation under Section 162(m) of the Code shall be reapproved by the shareholders of the Corporation no later than the first meeting of such shareholders that occurs in the fifth calendar year following the calendar year in which such shareholders previously approved such business measures for such purpose.

IN WITNESS WHEREOF, the Plan, as amended to February 25, 2003, is executed on behalf of the Corporation this 25th day of February, 2003.

DUKE ENERGY CORPORATION

By:	/s/ CHRISTOPHER C. ROLFE
Senior Vice President, Strategy, Planning and Human Resources

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